<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
     January 2006
     Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005, and the Prospectus Supplement dated December 8, 2005.
                                                      Issued: February 28, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                         INCEPTION-  COMPOUND
                                                                                                          TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005   2006     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %      %         %          %
------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7     1.7      29.2       8.0
                                                                     (3 mos.)                    (1 mo.)
------------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)   2.2      60.7       4.1
                 (10 mos.)                                                                       (1 mo.)
------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)   1.4      88.6       9.6
                                               (10 mos.)                                         (1 mo.)
------------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    6.5      11.4       1.6
                                               (10 mos.)                                         (1 mo.)
------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
January 2006
Dear Limited Partner:
  The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of January 31, 2006 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $12.92   1.73%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $16.07   2.14%
    ------------------------------------------------------------------------
    Charter Graham                                          $18.86   1.43%
    ------------------------------------------------------------------------
    Charter Millburn                                        $11.14   6.55%
    ------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
  I would also like to take this opportunity to inform you that we anticipate Schedule K-1 (Form 1065) tax forms reporting each Limited Partner's share of the Partnership income, loss and deductions for calendar year 2005 will be mailed to holders of non-IRA accounts during the last week of February. Should you have an IRA account and wish to receive a Schedule K-1 tax form, please contact your Morgan Stanley Financial Advisor.
  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New
York, NY 10017, or your Morgan Stanley Financial Advisor.
  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.
                      This page intentionally left blank.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                      Month ended            YTD ended
                   January 31, 2006      January 31, 2006
                   -----------------     ------------------
Currencies              -0.64%                -0.64%
Interest Rates          -0.60%                -0.60%
Stock Indices            1.46%                 1.46%
Energies                 1.44%                 1.44%
Metals                   0.42%                 0.42%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European, U.S., and
   Japanese stock index futures resulted in gains as global equity markets trended higher after a weaker-than-expected December U.S. jobs report raised hopes the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on strong earnings announcements from several U.S. bell weather companies and a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.
..  In the energy markets, gains were experienced from long futures positions in crude oil and its related products as prices increased during the month amid political tensions surrounding oil-rich Iran and Nigeria raised concerns that exports from these countries could be disrupted.
..  Within the metals markets, long futures positions in base metals, particularly copper and zinc, experienced gains as prices increased on fears for supply weakness triggered by forecasts for continued buying by China and acceleration in demand from Japan, Europe, and the U.S.
MORGAN STANLEY CHARTER CAMPBELL L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, long U.S. dollar positions versus the Swiss franc,
   British pound, and Japanese yen recorded losses as the U.S. dollar's value reversed lower against these currencies on expectations that a string of increases in U.S. interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was speculation that China, with a massive U.S. dollar reserve, might move to diversify some of its assets into other currencies.
..  In the global interest rate sector, short positions in European fixed income futures incurred losses as prices increased amid speculation that the European Central Bank would keep interest rates unchanged at its upcoming governing council meeting. Additional losses were experienced from short positions in Japanese interest rate futures as prices also moved higher in the wake of higher U.S. debt markets after the release of comments made at the last Federal Open Market Committee meeting that the U.S. Federal Reserve was most likely nearing the end of its rate-tightening cycle.
MORGAN STANLEY CHARTER MSFCM L.P.
                                    [CHART]
                  Month ended             YTD ended
                 January 31, 2006      January 31, 2006
                -----------------      -----------------
Currencies           -0.32%                 -0.32%
Interest Rates       -3.71%                 -3.71%
Stock Indices         2.24%                  2.24%
Energies              1.41%                  1.41%
Metals                2.03%                  2.03%
Agriculturals         0.81%                  0.81%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European and Japanese stock index futures resulted in gains as global equity markets trended higher after a weaker-than-expected December U.S. jobs report raised hopes the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on strong earnings announcements from several U.S. bell weather companies and a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.
..  Within the metals markets, long futures positions in base metals, particularly copper, aluminum, and zinc, experienced gains as prices increased on fears for supply weakness triggered by forecasts for continued buying by China and acceleration in demand from Japan, Europe, and the U.S. Smaller gains resulted from long futures positions in gold as prices surged in early January to their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar.
..  In the energy markets, short positions in natural gas futures recorded gains as prices declined amid mild winter weather across much of the U.S. Smaller gains were experienced from long futures positions in crude oil as prices increased during the month as political tensions surrounding oil-rich Iran and Nigeria raised concerns that exports from these countries could be disrupted.
MORGAN STANLEY CHARTER MSFCM L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS: (continued)
..  Within the agricultural complex, long positions in sugar futures experienced gains as prices continued to trend higher, surging to their highest level since 1981 in response to a decline in inventories following last year's devastating hurricane season, as well as from increased ethanol demand caused by higher energy prices.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global interest rate sector, short positions in European fixed income futures incurred losses as prices increased amid speculation that the European Central Bank would keep interest rates unchanged at its upcoming governing council meeting. Additional losses were experienced from short positions in U.S. interest rate futures as prices also moved higher amid demand from investors who concluded from the release of comments made at the last Federal Open Market Committee meeting that the U.S. Federal Reserve was most likely nearing the end of its rate-tightening cycle.
..  In the currency sector, long U.S. dollar positions versus the Japanese yen,
   Swiss franc, and the British pound recorded losses as the U.S. dollar's value reversed lower against these currencies on expectations that a string of increases in U.S. interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was speculation that China, with a massive U.S. dollar reserve, might move to diversify some of its assets into other currencies. Smaller losses in the currency markets were recorded from position in the euro against the British pound and the Japanese yen.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                     Month ended             YTD ended
                  January 31, 2006        January 31, 2006
                  -----------------      ------------------
Currencies              -0.83%                -0.83%
Interest Rates          -1.06%                -1.06%
Stock Indices            3.04%                 3.04%
Energies                 0.38%                 0.38%
Metals                   0.30%                 0.30%
Agriculturals           -0.23%                -0.23%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European, Pacific Rim, and U.S. stock index futures resulted in gains as global equity markets trended higher after a weaker-than-expected December U.S. jobs report raised hopes the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on strong earnings announcements from several U.S. bell weather companies and a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.
..  In the energy markets, gains were experienced from long futures positions in crude oil and its related products as prices increased during the month as political tensions surrounding oil-rich Iran and Nigeria raised concerns that exports from these countries could be disrupted.
..  Within the metals markets, long futures positions in base metals, particularly copper, aluminum, and zinc, experienced gains as prices increased on fears for supply weakness triggered by forecasts for continued buying by China and acceleration in demand from Japan, Europe, and the U.S. Smaller gains resulted from long futures positions in gold as prices surged in early January to their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar.
MORGAN STANLEY CHARTER GRAHAM L.P.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the global interest rate sector, losses were incurred from both long and short positions in European, U.S., and Japanese fixed income futures as prices moved without consistent direction amid uncertainty regarding the interest rate policy of the European Central Bank and the Federal Open
   Market Committee, as well as strength in the equity markets.
..  In the currency sector, long U.S. dollar positions versus the Swiss franc, euro, and the British pound recorded losses as the U.S. dollar's value reversed lower against these currencies on expectations that a string of increases in U.S. interest rates by the U.S. Federal Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was speculation that China, with a massive U.S. dollar reserve, might move to diversify some of its assets into other currencies.
..  Within the agricultural complex, losses were experienced from short positions in coffee futures as prices increased sharply early in the month amid news of smaller crop in Brazil, the world's largest producer.
MORGAN STANLEY CHARTER MILLBURN L.P.
                                    [CHART]
                       Month ended             YTD ended
                    January 31, 2006       January 31, 2006
                    -----------------      -----------------
Currencies               -0.67%                 -0.67%
Interest Rates           -0.06%                 -0.06%
Stock Indices             3.80%                  3.80%
Energies                  0.31%                  0.31%
Metals                    3.22%                  3.22%
Agriculturals             0.24%                  0.24%
Note:Reflects trading results only and does not include fees or interest income. FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  Within the global stock indices, long positions in European, Pacific Rim, and U.S. stock index futures resulted in gains as global equity markets trended higher after a weaker-than-expected December U.S. jobs report raised hopes the U.S. Federal Reserve might end its cycle of interest rate hikes sooner rather than later. Prices continued to increase on strong earnings announcements from several U.S. bell weather companies and a U.S. Gross Domestic Product report showing the U.S. economy slowed more-than-expected in the fourth quarter.
..  Within the metals markets, long futures positions in base metals, particularly lead, zinc, aluminum, and copper, experienced gains as prices increased on fears for supply weakness triggered by forecasts for continued buying by China and acceleration in demand from Japan, Europe, and the U.S. Smaller gains resulted from long futures positions in gold and silver as prices surged in early January to their highest level since 1981 on uncertainty regarding the direction of the U.S. dollar.
..  In the energy markets, gains were experienced from long futures positions in crude oil and its related products as prices increased during the month as political tensions surrounding oil-rich Iran and Nigeria raised concerns that exports from these countries could be disrupted.
MORGAN STANLEY CHARTER MILLBURN L.P.
FACTORS INFLUENCING MONTHLY TRADING GAINS (continued)
..  Within the agricultural complex, long positions in sugar futures experienced gains as prices continued to trend higher, surging to their highest level since 1981 in response to a decline in inventories following last year's devastating hurricane season, as well as from increased ethanol demand caused by higher energy prices.
FACTORS INFLUENCING MONTHLY TRADING LOSSES:
..  In the currency sector, long U.S. dollar positions versus the Czech koruna,
   Swiss franc, euro, Swedish krona, and Norwegian krone recorded losses as the U.S. dollar's value reversed lower against these currencies on expectations that a string of increases in U.S. interest rates by the U.S. Federal
   Reserve would soon come to an end. Also pushing the value of the U.S. dollar lower against its rivals was speculation that China, with a massive U.S. dollar reserve, might move to diversify some of its assets into other currencies.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)

                                    Morgan Stanley              Morgan Stanley             Morgan Stanley
                                 Charter Campbell L.P.        Charter MSFCM L.P.         Charter Graham L.P.
                              --------------------------  -------------------------  --------------------------
                                           Percentage of              Percentage of               Percentage of
                                          January 1, 2006            January 1, 2006             January 1, 2006
                                           Beginning Net              Beginning Net               Beginning Net
                                Amount      Asset Value     Amount     Asset Value     Amount      Asset Value
                              ----------  --------------- ---------  --------------- ----------  ---------------
                                  $              %            $             %            $              %
INVESTMENT INCOME
  Interest income (Note 2)     1,249,334        .32         477,977        .33        1,321,147        .31
                              ----------       ----       ---------       ----       ----------       ----
EXPENSES
  Brokerage fees (Note 2)      1,965,322        .50         724,432        .50        2,106,607        .50
  Management fees (Note 2&3)     868,016        .22         241,478        .16          702,203        .16
                              ----------       ----       ---------       ----       ----------       ----
   Total Expenses              2,833,338        .72         965,910        .66        2,808,810        .66
                              ----------       ----       ---------       ----       ----------       ----
NET INVESTMENT LOSS           (1,584,004)      (.40)       (487,933)      (.33)      (1,487,663)      (.35)
                              ----------       ----       ---------       ----       ----------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                    (2,154,963)      (.55)      2,600,090       1.79        1,662,639        .39
  Net change in unrealized    10,544,021       2.68         987,956        .68        5,845,491       1.39
                              ----------       ----       ---------       ----       ----------       ----
   Total Trading Results       8,389,058       2.13       3,588,046       2.47        7,508,130       1.78
                              ----------       ----       ---------       ----       ----------       ----
NET INCOME                     6,805,054       1.73       3,100,113       2.14        6,020,467       1.43
                              ==========       ====       =========       ====       ==========       ====

                                    Morgan Stanley
                                Charter Millburn L.P.
                              -------------------------
                                          Percentage of
                                         January 1, 2006
                                          Beginning Net
                                Amount     Asset Value
                              ---------  ---------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)      152,486        .33
                              ---------       ----
EXPENSES
  Brokerage fees (Note 2)       230,658        .50
  Management fees (Note 2&3)     76,887        .17
                              ---------       ----
   Total Expenses               307,545        .67
                              ---------       ----
NET INVESTMENT LOSS            (155,059)      (.34)
                              ---------       ----
TRADING RESULTS
Trading profit (loss):
  Realized                      653,041       1.42
  Net change in unrealized    2,523,443       5.47
                              ---------       ----
   Total Trading Results      3,176,484       6.89
                              ---------       ----
NET INCOME                    3,021,425       6.55
                              =========       ====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED JANUARY 31, 2006 (UNAUDITED)

                             MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                          CHARTER CAMPBELL L.P.                  CHARTER MSFCM L.P.                   CHARTER GRAHAM L.P.
                  ------------------------------------- ------------------------------------ ----------------------------
                       UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                  --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                       $          $                         $          $                          $
Net Asset Value,
 January 1, 2006  30,941,125.328  393,064,313   12.70   9,210,124.323  144,886,305   15.73   22,656,744.737  421,321,479
Net Income              --          6,805,054     .22         --         3,100,113     .34         --          6,020,467
Redemptions         (427,432.086)  (5,522,423)  12.92    (240,423.103)  (3,863,599)  16.07     (563,165.168) (10,621,295)
Subscriptions        819,969.664   10,594,008   12.92      39,092.793      628,221   16.07      327,122.655    6,169,533
                  --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 January 31, 2006 31,333,662.906  404,940,952   12.92   9,008,794.013  144,751,040   16.07   22,420,702.224  422,890,184
                  ==============  ===========           =============  ===========           ==============  ===========

                                     MORGAN STANLEY
                                  CHARTER MILLBURN L.P.
                  --------------------------------------------
                  PER UNIT     UNITS        AMOUNT    PER UNIT
                  -------- -------------  ----------  --------
                     $                        $          $
Net Asset Value,
 January 1, 2006   18.60   4,411,486.544  46,131,541   10.46
Net Income           .26         --        3,021,425     .68
Redemptions        18.86    (110,163.501) (1,227,221)  11.14
Subscriptions      18.86      24,360.413     271,375   11.14
                           -------------  ----------
Net Asset Value,
 January 31, 2006  18.86   4,325,683.456  48,197,120   11.14
                           =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is VK Capital Inc. ("VK Capital," formerly, Morgan Stanley Futures & Currency Management Inc.).
Demeter, Morgan Stanley DW, MS & Co., MSIL, and VK Capital are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income equal to 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.00% of the Partnership's Net Assets as of the first day of each month (a 6.00% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by the General Partner before the last day of the month in which the redemption is to be effective. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.
DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with VK Capital to make all trading decisions for the Partnership. Charter MSFCM pays management and incentive fees (if any) to VK Capital.
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter MSFCM L.P.
  VK Capital Inc.
  Effective April 28, 2005, Morgan Stanley Futures & Currency Management Inc. changed its name to VK Capital Inc.
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for complete information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
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